Exhibit 10.36



                         NATIONAL WIRELESS HOLDINGS INC.
                        156 West 56th Street, Suite 2001
                            New York, New York  10019




                                  June 20, 1996




Doug Carey, President
Spike Technologies, Inc.
131 Varick Street, 10th Floor
New York, N.Y.  10013

Dear Doug:

          National Wireless Holdings ("National") wants to test, validate, install, and potentially market Spike Technologies, Inc.'s ("Spike") wireless base station and subscriber equipment and services as applied to the 33 MMDS/ITFS commercial and educational wireless cable channels (the "Technology"), initially using National's wireless cable facilities in the Miami market.

          National is already planning a test of the Technology over its Miami channels or in another area. You have advised us that Spike's base station equipment for the test will cost approximately $500,000. National will fund the test and carry it out, if we can get FCC approval and the results of your current New Hampshire test meet our expectations. In the test, National will build a transmit site in the Miami area, subject to FCC approval, to use the Technology for Internet access. National will apply for an experimental temporary FCC license for the use of the Technology.

          After National completes the test and the Technology works as expected, and subject to FCC approval, National will launch a commercial system over its channels in Miami for Internet access using the Technology and additional equipment to be purchased from Spike. After National achieves positive operating cash flow for the system (net of debt service on capital used in establishing the system), National will pay to Spike 50% of such net cash flow up to 5% of our gross revenues from the system.













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          Based on initiating the test of the Technology, National will have the exclusive right to use the Technology in Florida and to represent you on an exclusive nationwide basis in marketing the Technology to the MMDS/ITFS market, for instance to wireless cable operators and Telcos. National will be entitled to a 5% royalty on Spike's revenues from sales of services and products incorporating the Technology, subject to agreed upon exceptions. Spike will also grant to us a five year warrant, with standard demand (at National's expense) and piggyback registration rights (excluding initial public offering), and cashless exercise rights, to purchase 5% of its fully diluted equity, exercisable at a $30 million valuation. The warrant will have full protection from dilution for this percentage on financings and issuances with equity valuation of the company of less than $30 million.

          The terms of this letter agreement shall be kept confidential, and neither party will disclose them unless required by law, in which cash the party required to disclose will give prior notice to the other party of such agreement.

          If this sets forth our agreement, please sign and return this letter so we can proceed.

                                  Very truly yours,


                                  /s/ Terrence S. Cassidy
                                  ------------------------------
                                  Terrence S. Cassidy
                                  Chief Executive Officer

Agreed:

Spike Technologies, Inc.


By:/s/ Douglas F. Carey
   ------------------------
   Douglas F. Carey,
   President